Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of LCA-Vision Inc. for the registration of 3,450,000 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements of LCA-Vision Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 27, 2003

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